SHARE PURCHASE AGREEMENT

BETWEEN

SUNSHINE BIOPHARMA, INC.
as Purchaser

- and -

MOHAMED BELHAJ
as Seller

- and -

ATLAS PHARMA INC.
as the Corporation

Dated: January 1, 2018

TABLE OF CONTENTS

THIS SHARE PURCHASE AGREEMENT is entered into as of January 1, 2018 (the "**Effective Date**").

BETWEEN:	**SUNSHINE BIOPHARMA, INC.**, a corporation formed under the laws of Colorado (the "**Purchaser**");
AND:	**MOHAMED BELHAJ**, a businessman residing in the Province of Québec (the "**Seller**");
AND TO WHICH INTERVENES:	**ATLAS PHARMA INC.**, a corporation formed under the laws of the Province of Quebec (Canada) (the "**Corporation**").

WHEREAS the Seller is the registered and beneficial owner of all the issued and outstanding shares in the capital of the Corporation (the "Purchased Shares");

WHEREAS the Seller wishes to sell the Purchased Shares it holds in the capital of the Corporation and the Purchaser wishes to purchase such Purchased Shares, on and subject to the terms and conditions set out in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

"**Acquisition Documents**" means this Agreement (as defined herein) together with the Transaction Documents (as defined herein) and all other documents signed or exchanged between the Parties in connection with this Agreement.

"**Act**" means the *Securities Act of 1933*, as amended.

"**Affiliate**" of any Person means any other Person who, directly or indirectly, controls, or is controlled by, or is under common control with, such Person, and for these purposes:

(a) a body corporate is controlled by one or more Persons if (i) securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned by the Person or Persons, and (b) the votes attached to those securities are sufficient to elect a majority of the directors of the body corporate;

(b) an association, partnership or other organization is controlled by one or more Persons if (i) more than 50% of the partnership or other ownership interests, however designated, into which the association, partnership or other organization is divided are beneficially owned by the Person or Persons, and (ii) the Person or Persons are able to direct the business and affairs of the association, partnership or other organization or the appointment of its management;

(c) a body corporate, association, partnership or other organization is controlled by one or more Persons if the Person or Persons have, directly or indirectly, control in fact of the body corporate, association, partnership or other organization; and

(d) a body corporate, association, partnership or other organization that controls another body corporate, association, partnership or other organization is deemed to control any body corporate, association, partnership or other organization that is controlled or deemed to be controlled by the other body corporate, association, partnership or other organization;

(e) and "control", "controlled" and similar expressions have corresponding meanings.

"**Agreement**" means this share purchase agreement and any attachments thereto.

"**Anti-Corruption Laws**" has the meaning specified in Section 3.44.

"**Assets**" means all property and assets of the Corporation of every nature and kind and wherever located including (a) the Owned Properties and the buildings, improvements and fixtures located thereon, (b) all machinery, equipment, furniture, accessories and supplies of all kinds, (c) all trucks, cars and other vehicles, (d) all Inventory and work in progress, (e) all accounts receivable of the Corporation of every nature and kind, whether current or not, (f) the leasehold interest of the Corporation in and to the Leased Properties and the buildings, improvements and fixtures located thereon, (g) all IP Rights of the Corporation, (h) all Authorizations issued to the Corporation, (i) the Leases and all other Contracts binding on or benefiting the Corporation, (j) the Books and Records, and (k) the Corporate Records.

"**Authorization**" means, with respect to any Person, any order, permit, approval, consent, waiver, licence or other authorization issued, granted, given or authorized by, or made

applicable under the authority of, any Governmental Authority having jurisdiction over the Person.

"**Books and Records**" means all books of account, financial and tax records, personnel records, historic documents relating to Assets, sales and purchase records, cost and pricing information, customer and supplier lists and files, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections and all other documents, files, correspondence and other information of the Corporation or of the Purchaser, as applicable, (whether in written, electronic or other form) other than the Corporate Records.

"**Business**" means the business currently carried on by the Corporation consisting of the operation of a certified analytical services laboratory specialized in pharmaceuticals, cosmetics and natural products.

"**Business Authorizations**" has the meaning specified in Section 3.20.

"**Business Day**" means any day, other than a Saturday, Sunday or statutory or civic holiday in Montréal, Québec, on which the principal commercial banks in such city are open for business.

"**Closing**" means the completion, on the Closing Date, of the transaction of purchase and sale of the Purchased Shares contemplated in this Agreement.

"**Closing Date**" means January 1, 2018.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Commercially Reasonable Efforts**" means the efforts that a reasonable and prudent person who desires to achieve a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of a commercial transaction.

"**Consent**" means any consent, approval, waiver or other authorization required under a Contract as a result of, or in connection with, or as a condition to the completion of, the transactions contemplated by this Agreement or any of the Acquisition Documents.

"**Contracts**" means all agreements, arrangements, understandings, commitments and undertakings (whether written, electronic or oral), to which the Corporation is a party or a beneficiary or pursuant to which its property or assets are or may be affected.

"**Corporate Records**" means the corporate records of the Corporation or the Purchaser, as applicable, including (a) all constating documents, articles and by-laws, (b) all minutes of meetings and resolutions of shareholders and directors, and (c) the share certificate books, securities register, register of transfers and register of directors.

"**Corporation Properties**" means the Owned Properties and the Leased Properties.

"**Corporation Structures**" has the meaning specified in Section 3.25.

"**Damages**" means any direct losses, liabilities, obligations, claims and damages (including costs of investigation and defence and the full amount of all reasonable legal fees and other professional fees).

"**Dispute**" has the meaning specified in Section 8.2.

"**Effective Date**" means January 1, 2018.

"**Employee**" means any full-time or part-time employee of the Corporation including any such employee on disability (long-term or short-term), workplace safety and insurance, workers' compensation, pregnancy or parental or other statutory or approved leave.

"**Employee Material Contracts**" has the meaning specified in Section 3.41(a).

"**Environmental Authorization**" means all Authorizations issued pursuant to any Environmental Laws in connection with the operation of the Business or the ownership and use by the Corporation of the Assets and any other property and assets used by the Corporation (including the Leased Properties).

"**Environmental Laws**" mean all applicable Laws relating to environmental matters or occupational health and safety, including any applicable Laws having as a purpose or effect the protection of the environment, the prevention or reduction to acceptable levels of pollution or the provision of remedies in respect of damage arising therefrom.

"**Financial Statements**" means the unaudited balance sheet of the Corporation as at December 31, 2017 and 2016 and the statement of earnings, retained earnings and cash flows for the years then ended, including the notes thereon.

"**GAAP**" means the *Canadian Accounting Standards for Private Enterprises* (ASPE) set out in Part II of the CPA Canada Handbook – Accounting, ''Accounting Standards for Private Enterprises'' at the relevant time.

"**Governmental Authority**" means any (a) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court,

commission, board, arbitrator, tribunal, bureau or agency, domestic or foreign, (b) any subdivision or authority of any of the above, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or tax authority under or for the account of any of the above.

"**Indemnified Person**" has the meaning specified in Section **Error! Reference source not found.**.

"**Indemnifying Party**" has the meaning specified in Section **Error! Reference source not found.**.

"**Indemnity Representative**" means (a) where the Indemnified Person is the Purchaser, or a Purchaser Indemnified Person, the Purchaser, or (b) where the Indemnified Person is the Seller or a Seller Indemnified Person, the Seller.

"**Information Technology**" means all computer systems, communications systems, software (other than off-the-shelf software) and hardware, whether owned, used or licensed.

"**Initial Notice**" has the meaning specified in Section 8.3(a).

"**Inventory**" means all inventories of every kind and nature and wheresoever situated, owned by the Corporation and pertaining exclusively to the Business, including, without limitation, raw materials and goods for sale, work in progress and finished goods.

"**IP Rights**" means (a) all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), and including all provisional applications, substitutions, continuations, continuations-in-part, patents of addition, improvement patents, divisions, renewals, reissues, confirmations, counterparts, re-examinations and extensions thereof, (b) all trade-marks, service marks, trade dress, trade names, logos, domain names and corporate names, whether registered or existing at common law, (c) all registered and unregistered copyrights and industrial designs, (d) all registrations, applications and renewals for any of the foregoing and (e) all trade secrets, confidential information, ideas, formulae, compositions, know-how, improvements, innovations, discoveries, designs, manufacturing and production processes and techniques that are in any manner documented by its owner.

"**Laws**" means any and all (a) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, (b) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority, and (c) policies, guidelines and protocols to the extent they have force of law.

"**Leased Properties**" means the premises located at 7582 Chemin De La Cote De Liesse, Montréal, Quebec, H4T1E7, Canada.

"**Leases**" means the leases and offers to lease in respect of equipment, machinery and the Leased Properties.

"**Lien**" means (a) any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), privilege, easement, servitude, pre-emptive right or right of first refusal, ownership or title retention agreement, restrictive covenant or conditional sale agreement, imperfections of title or encroachments relating to real property and (b) any other encumbrance of any nature or any arrangement or condition which, in substance, secures payment or performance of an obligation.

"**Material Adverse Effect**" means, with respect to any event, fact, condition, matter or circumstance, an effect or change that has a materially adverse effect on the business, assets, operations, cash flows or condition (financial or otherwise) of the Business or of the Corporation, the Purchaser, as applicable, or its ability to operate its business such as currently operated, taken as a whole, but does not include any effect arising from (a) changes in general, local, domestic, foreign or international economic or political conditions, (b) general changes or developments in the industries or markets in which the Corporation or the Purchaser, as applicable, operates, (c) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (d) any pandemic, hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events, (e) changes in applicable Law or (f) changes in accounting rules or principles including changes in GAAP.

"**Material Contracts**" has the meaning specified in Section 3.27.

"**Ordinary Course**" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person or its business, as the case may be, is taken in the ordinary course of the normal day-to-day operations of the Person or its business.

"**Owned Properties**" means all furniture, equipment (computer and laboratory) and machinery owned by the Corporation.

"**Parties**" means, collectively, the Seller, the Purchaser, the Corporation and any other Person who may become a party to this Agreement.

"**Permitted Encumbrances**" means (a) Liens for Taxes, assessments or governmental charges or levies which relate to obligations not yet due or delinquent, (b) easements,

servitudes, encroachments and other minor imperfections of title which do not, individually or in the aggregate, detract from the value of or impair the use or marketability of any real property, (c) undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been given in accordance with applicable Laws.

"**Person**" means a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

"**Personal Information**" means information that is protected by any Privacy Laws.

"**Privacy Laws**" means the *Personal Information Protection and Electronic Documents Act* (Canada) and any similar Laws governing the protection of personal information.

"**Purchase Price**" has the meaning specified in Section 2.2.

"**Purchased Shares**" means 100 Class "A" shares (*100 actions de catégorie « A »*) in the capital of the Corporation.

"**Purchaser**" has the meaning set forth in the initial description of the Parties.

"**Purchaser Shares**" has the meaning specified in Section 2.3(d).

"**Purchaser Indemnified Persons**" has the meaning specified in Section 9.1.

"**Reference Date**" means December 20, 2017.

"**Reports**" has the meaning specified in Section 4.9.

"**Requesting Party**" has the meaning specified in Section 8.5.

"**Seller**" has the meaning set forth in the initial description of the Parties.

"**Seller Indemnified Persons**" has the meaning specified in Section 9.2.

"**Tax Act**" means the *Income Tax Act* (Canada).

"**Tax Assessment**" has the meaning specified in Section **Error! Reference source not found.**.

"**Tax Authority**" means the Receiver General for Canada, the Minister of Revenue for Québec, the U.S. Internal Revenue Service and any other Governmental Authority having taxing authority and their respective successors, if any.

"**Taxes**" includes any taxes, duties, assessments, imposts, fees, duties, withholdings, levies and other charges of any nature imposed by any Tax Authority and includes all interest, penalties, fines, additions to tax or other additional amounts imposed by any Tax Authority including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, unclaimed property, escheat, sales, goods and services, harmonized sales, use, value-added, excise, withholding, business, property, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervailing and anti-dumping and all employment insurance, health insurance and Canada, Québec and other government pension plan and other employer plan premiums, contributions or withholdings and all other taxes and similar governmental charges of any kind imposed by any Governmental Authority.

"**Tax Proceeding**" has the meaning specified in Section **Error! Reference source not found.**.

"**Tax Returns**" means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or are required to be prepared or filed in respect of Taxes.

"**Third Party Claim**" has the meaning specified in Section **Error! Reference source not found.**.

"**Transaction Documents**" means the Acquisition Documents and all other agreements, certificates and other instruments or documents delivered or given pursuant to this Agreement.

1.2 Gender and Number

In this Agreement, unless there is something in the subject matter or context inconsistent therewith,

(a) words in the singular number include the plural and are to be construed as if the plural had been used and *vice versa*, and

(b) words importing the use of any gender include all genders where the context or party referred to so requires, and the rest of the sentence is to be construed as if the necessary grammatical changes had been made.

1.3 Certain Phrases and Calculation of Time

(a) In this Agreement (i) the words "including" and "includes" mean "including (or includes) without limitation"; and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". If the last day of any such period is not a Business Day, such period will end on the next Business Day.

(b) When calculating the period of time "within" which or "following" which any act or event is required or permitted to be done, notice given or steps taken, the date which is the Reference Date in calculating such period is to be excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

1.4 Headings

The inclusion of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement. The recitals to this Agreement are an integral part of this Agreement.

1.5 Currency

All monetary amounts in this Agreement, unless otherwise specified, are stated in Canadian currency.

1.6 Knowledge

Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of the Seller, it is deemed to refer to the knowledge of Mr. Mohamed Belhaj, the whole after reasonable internal inquiry. Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of the Purchaser, it is deemed to refer to the knowledge of Dr. Steve N. Slilaty, the whole after reasonable internal inquiry.

1.7 Accounting Terms

All accounting and financial terms and references not defined in this Agreement are to be interpreted in accordance with GAAP as consistently applied by the Corporation.

1.8 Statutory References

Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and the regulations and ministerial orders made under that statute as at the date of this Agreement and the Closing Date, as applicable.

1.9 No Presumption

The Parties and their counsel have participated jointly in the negotiation and drafting of this Agreement and each of the Transaction Documents. If an ambiguity or a question of intent or interpretation arises, this Agreement and each of the Transaction Documents are to be construed as if drafted jointly by the Parties. No presumption or burden of proof should arise in favour of any Party by virtue of the authorship of any provision of this Agreement or any of the Transaction Documents.

1.10 Governing Law and Jurisdiction

(a) This Agreement is governed by and is to be interpreted, construed and enforced in accordance with the laws of the Province of Quebec (Canada) without regard to conflict of law principles.

(b) Each of the Parties irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of Quebec (Canada) and in any action or proceeding arising out of or relating to this Agreement. Each of the Parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.

ARTICLE 2
PURCHASED SHARES AND PURCHASE PRICE

2.1 Purchase and Sale

Subject to the terms and conditions of this Agreement, the Seller covenants and agrees to sell, assign, transfer and deliver to the Purchaser and the Purchaser covenants and agrees to purchase and acquire from the Seller, on the Closing Date, the Purchased Shares.

2.2 Purchase Price

The purchase price payable by the Purchaser to the Seller for the Purchased Shares shall be Eight Hundred Forty Eight Thousand Dollars ($848,000) (the "**Purchase Price**").

2.3 Payment of the Purchase Price

At Closing, the Purchaser shall pay the Purchase Price to the Seller as follows:

(a) By issuing a check for $38,000 Canadian which check was advanced to the Seller on December 20, 2017;

(b) By issuing a second check in the amount of $50,000 US ($62,500 Canadian) which check was advanced to the Seller on December 20, 2017;

(c) By issuing a share certificate representing 20,000,000 shares of common stock of the Purchaser (the "**Purchaser Shares**") valued at $238,000 US ($297,500 Canadian) based on the closing price of the Purchaser's common stock on December 29, 2017 ($0.0119 US per share) and the exchange rate of 1.25 on that day; and

(d) By issuing a promissory note with a face value of $450,000 Canadian and bearing interest at 3% per annum. A copy of said note is attached hereto as Exhibit A.

2.4 Issuance of Certificate Representing the Purchaser Shares

At Closing, or within three (3) days thereafter, Purchaser shall cause the Purchaser Shares to be issued to the Seller as provided in Section 2.3(d) above. The Purchaser Shares, when issued, shall be "restricted" shares (as that term is defined under the Act) and may not be sold, transferred or otherwise disposed of by the Seller without registration under the Act or under an available exemption from registration under the Act. The certificate representing the Purchaser Shares will contain the appropriate restrictive legend.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants as follows to the Purchaser and acknowledges and confirms that the Purchaser is relying upon the representations and warranties in entering into this Agreement and purchasing the Purchased Shares.

3.1 Incorporation and Corporate Power

The Corporation is a corporation, duly amalgamated or incorporated, as applicable, organized and existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own and operate its property and assets, carry on its business and enter into and perform its obligations under this Agreement and each of the Acquisition Documents to which it is or will be a party.

3.2 Corporate Authorizations

The execution, delivery and performance by the Seller or the Corporation, as the case may be, of this Agreement and each of the Acquisition Documents to which it is or will be a party:

(a) have been or will be duly authorized by all necessary corporate action on the part of the Corporation, as the case may be; and

(b) do not and will not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its constating documents, shareholders' agreements, by-laws or resolutions of its board of directors or shareholders.

3.3 No Conflict with Authorizations, Laws, Etc.

The execution, delivery and performance by the Seller or the Corporation, as the case may be, of this Agreement and each of the Acquisition Documents to which he or it is or will be a party do not and will not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a) result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Business Authorization held by the Seller, the Corporation or necessary to the ownership of the Purchased Shares, the use of the Assets or the operation of the Business;

(b) result in or require the creation of any Lien upon any of the Purchased Shares or any Assets;

(c) result in a breach or a violation of, or conflict with, any judgement, order or decree of any Governmental Authority; or

(d) result in a breach or a violation of, or conflict with, any Law applicable to the Seller or the Corporation.

3.4 No Conflict with Contracts

The execution, delivery and performance by the Seller or the Corporation, as the case may be, of this Agreement and each of the Acquisition Documents to which he or it is or will be a party do not and will not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a) result in a breach or a violation of, or conflict with, any Material Contract;

(b) result in or give any Person the right to seek, or to cause:

(i) the termination, cancellation, amendment or renegotiation of any Material Contract; or

(ii) the acceleration of any debt or other obligation of the Corporation; or

(iii) the forfeiture or other loss, in whole or in part, of any benefit which would otherwise accrue to the Corporation.

3.5 Acquisition of Purchaser Shares for Investment

(a) The Seller is acquiring the Purchaser Shares to be issued to it for investment for the Seller's own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. The Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Purchaser Shares.

(b) The Seller understands that the Purchaser Shares are not and will not be registered under the Act, that the sale and the issuance of the Purchaser Shares is intended to be exempt from registration under the Act pursuant to Section 4(2) thereof, and that Purchaser reliance on such exemption is predicated on the Seller's representations set forth herein. The Seller represents and warrants that: (i) it can bear the economic risk of its investment, and (ii) it possesses such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment in the Purchaser Shares.

(c) The Seller acknowledges that neither the US Securities and Exchange Commission, nor the securities regulatory body of any state or other nation has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(d) The Seller acknowledges that it has carefully reviewed such information as it deemed necessary to evaluate an investment in the Purchaser Shares. To its full satisfaction the Seller has been furnished all materials requested relating to the Purchaser and the issuance of the Purchaser Shares hereunder, and the Seller has been afforded the opportunity to ask questions to Purchaser's representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Seller. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties

of the Purchaser set forth in this Agreement, on which the Seller has relied in making an exchange of their Shares for the Purchaser Shares.

The Seller understands that the Purchaser Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom. The Seller further acknowledges that the Purchaser Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of Rule 144 are satisfied.

3.6 Required Authorizations

There is no requirement for the Seller or the Corporation to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by this Agreement or any of the Acquisition Documents to which it is a party.

3.7 Required Consents

There is no requirement for the Seller or the Corporation to make any filing with, give any notice to, or obtain any Consent of, any Person who is a party to a Material Contract binding on or affecting the Seller or the Corporation as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by this Agreement or any of the Acquisition Documents to which it is a party.

3.8 Execution and Binding Obligation

This Agreement and each of the Acquisition Documents to which the Seller or the Corporation is a party have been (or will be) duly executed and delivered by the Seller or the Corporation, as the case may be, and constitute (or will constitute upon such execution) legal, valid and binding obligations of the Corporation or the Seller, as the case may be, enforceable against him or it in accordance with their respective terms, subject to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

3.9 Authorized and Issued Capital

The authorized capital of the Corporation consists of an unlimited number of Class "A" shares (*actions de catégorie « A »*), Class "B" shares (*actions de catégorie « B »*), Class "C" shares (*actions de catégorie « C »*), Class "D" shares (*actions de catégorie « D »*), Class "E" shares (*actions de catégorie « E »*), Class "F" shares (*actions de catégorie « F »*), Class "G" shares (*actions de catégorie « G »*), Class "H" shares (*actions de catégorie « H »*) and Class "I" shares

(*actions de catégorie « I »*), of which 100 Class "A" shares (*actions de catégorie « A »*) have been duly issued and are outstanding as fully paid and non-assessable as at the date hereof. The Purchased Shares will represent 100% of all of the issued and outstanding securities in the capital of the Corporation. All of the issued and outstanding securities in the capital of the Corporation have been issued in compliance with all applicable Laws (including securities Laws).

3.10 Title to Shares

All of the issued and outstanding securities of the Corporation are owned by the Seller as the registered and beneficial owner thereof with good and valid title thereto, free and clear of all Liens including pre-emptive rights, rights of first refusal or "put" or "call" rights created by statute, the Corporation's articles or otherwise. Upon completion of the transactions contemplated by this Agreement, the Purchaser will have legal and beneficial and good and valid title to the Purchased Shares, free and clear of all Liens.

3.11 No Other Agreements to Purchase

No Person has any written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for:

(a) the purchase or acquisition from the Seller of any of the issued and outstanding shares of the Corporation; or

(b) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of the Corporation.

3.12 Dividends and Other Distributions

Since the Reference Date, the Corporation has not declared or paid any dividends or declared or made any other distribution on any of its shares or other securities and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or other securities or agreed to do any of the foregoing.

3.13 Officers and Directors

Mr. Mohamed Belhaj is the only director and officer of the Corporation.

3.14 Unanimous Shareholders Agreement

The Corporation is not a party to, subject to, or affected by, any unanimous shareholders agreement or declaration, shareholder agreements, pooling agreements, voting trusts or other

similar agreements with respect to the ownership or voting of any of the securities of the Corporation.

3.15 Corporate Records

The Corporate Records are complete and accurate and all corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance with all applicable Laws in all material respects, and with the articles and by-laws of the Corporation.

3.16 Subsidiaries

The Corporation has no subsidiaries and holds no securities or other ownership, equity or proprietary interests in any other Person.

3.17 Qualification

The Corporation is qualified, licensed or registered to carry on business in Canada and the Province of Quebec in which:

(a) the Corporation owns or leases any material property or Assets; or

(b) the Corporation conducts any Business.

3.18 Conduct of Business in Ordinary Course

Since the Reference Date, the Business has been carried on in the Ordinary Course and, without limiting the generality of the foregoing, the Corporation has not:

(a) sold, transferred or otherwise disposed of any Assets except:

(i) Assets which are obsolete and which, individually or in the aggregate, do not exceed $1,000 in book value; and

(ii) Inventory sold in the Ordinary Course.

(b) granted or suffered any Lien upon any of the Assets other than a Permitted Encumbrance;

(c) issued or sold any shares, bonds or other securities of the Corporation;

(d) made any capital expenditures in excess of the amount budgeted for same in the capital expenditure budget made available to the Purchaser;

(e) paid any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) other than in the Ordinary Course;

(f) increased its indebtedness for borrowed money or made any loan or advance to any Person, or assumed, guaranteed or otherwise became liable with respect to the obligation of any Person, except in the Ordinary Course;

(g) cancelled any debts or claims owed to it or amended, terminated or waived any rights of value to the Corporation;

(h) made any bonus or profit sharing distribution or similar payment of any kind;

(i) made any payment to an officer, director, former director or related party other than at the regular rates payable by way of salary or other remuneration or for the reimbursement of expenses incurred in the Ordinary Course;

(j) removed or appointed any auditor or director or terminated or hired any officer or other senior Person;

(k) made any change in the compensation paid or payable to any officer or director of the Corporation or granted any general increase in the rate of wages, salaries, bonuses or other remuneration of any Employees, except in the Ordinary Course;

(l) suffered any extraordinary loss, damage or destruction, whether or not covered by insurance;

(m) terminated or suffered the termination of, any Material Contract other than due to its expiration in accordance with its terms;

(n) written down the value of any assets owned or used by the Corporation, including Inventory and capital lease assets, except on account of normal depreciation and amortization or other than as provided for in the Financial Statements;

(o) written off as uncollectible any accounts receivable or any part thereof in amounts exceeding $1,000 in the aggregate;

(p) increased its reserves for contingent liabilities;

(q) suffered any material shortage or any cessation or material interruption of inventory shipments, supplies or ordinary services;

(r) made any forward commitments for the Business either in excess of the requirements of the Corporation for normal operating purposes or at prices higher than the current market prices;

(s) compromised or settled any litigation or governmental action relating to the Assets, other property or assets used by the Corporation (including the Leased Properties) or the Business;

(t) cancelled or reduced any insurance coverage;

(u) made any change in the method of billing or the credit terms made available to the customers of the Business, except in the Ordinary Course;

(v) made any change in any method of accounting or auditing practice utilized in the preparation of the Financial Statements;

(w) amended its organizational documents or structure; or

(x) authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

3.19 Compliance with Laws

The Corporation is conducting and has conducted the Business in compliance with all applicable Laws other than acts of non-compliance which, in the aggregate, are not material.

3.20 Business Authorizations

The Corporation owns, possesses or lawfully uses in the operation of the Business, all Authorizations which are necessary for it to conduct the Business as presently conducted, or for the ownership and use of the Assets and the other property and assets used by the Corporation (including the Leased Properties). Each Business Authorization is valid, subsisting and in good standing. The Corporation is not in default or breach of any Business Authorization and no proceedings are pending or, to the knowledge of the Seller, threatened to revoke or limit any Business Authorization. All Business Authorizations are renewable by their terms or in the Ordinary Course without the need for the Corporation to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees. Neither the Seller nor any Affiliate of the Seller owns or has any proprietary, financial or other interests (direct or indirect) in any Business Authorization.

3.21 Sufficiency of Assets

The Business is the only business operation carried on by the Corporation and the Assets include all material rights, assets and property necessary for the conduct after the Closing of the Business substantially in the same manner as it was conducted prior to Closing. All of the Assets and any other property or assets used by the Corporation are situate at the Corporation Properties.

3.22 Title to the Assets

The Corporation has good and marketable title to all of its Assets whether movable or immovable (real, personal or mixed) and whether corporeal or incorporeal (tangible or intangible) that purport to the Business, including all the properties and assets reflected as being owned by the Corporation on the balance sheet forming part of the Financial Statements or otherwise in its Books and Records. The Corporation has legal and beneficial ownership of its Assets free and clear of all Liens other than Permitted Encumbrances. No other Person owns any assets which are being used in the Business except for the Leased Properties and personal or moveable property leased to the Corporation pursuant to the Material Contracts.

3.23 No Options, Rights, Etc.

No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for the purchase or other acquisition from the Corporation of any of the Assets other than pursuant to purchase orders for inventory sold in the Ordinary Course.

3.24 Condition of Assets

The buildings, structures, fixtures, vehicles, equipment and other corporeal (tangible) personal property owned, leased or otherwise used by the Corporation are structurally sound, in good operating condition and repair having regard to their use and age and are, in all material respects, adequate and suitable for the uses to which they are being put. None of such buildings, structures, fixtures, vehicles, equipment or other property are in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost. All Inventory is in its original packaging where ordinarily expected by customers, and none of such Inventory or work in progress is held under any title retention arrangement.

3.25 Corporation Property

The Corporation is the absolute registered and beneficial owner of, and has good and marketable title to, the Owned Properties free and clear of all Liens other than Permitted Encumbrances. The Corporation has not been or is not the owner or lessee of, or subject to any agreement, option or right to own or lease, any real property or any interest in any real property, other than the Corporation Properties. All of the buildings, improvements and fixtures (including fences, if any) on the Corporation Properties (collectively, the "Corporation Structures") were constructed in accordance with all applicable Laws and the Corporation has adequate rights of ingress and egress to, from and over the Corporation Properties for the operation of the Business in the Ordinary Course. All the Corporation Properties and the Corporation Structures are free from structural or material defects (latent or otherwise) and none of the Corporation Properties nor any Corporation Structures are currently under construction or renovation or under any commitments

in respect thereof. None of the Corporation Properties nor any buildings thereon encroach on any property owned by any other Person or infringe on rights of way, easements, or similar Liens. To the knowledge of the Seller, there is no plan, study, notice of intent or pending by-law which, if implemented, would change the zoning of any of the Corporation Properties or adversely affect the ability of the Corporation to carry on the Business in the Ordinary Course. There are no outstanding work orders from or required by any municipality, police department, fire department, sanitation department, health or safety department or any other Governmental Authorities and there are no matters under discussion with or by the Corporation relating to work orders on or in respect of the Corporation Properties or the Corporation Structures.

3.26 Leases and Leased Property

(a) The Corporation is not a party to, or under any agreement to become a party to, any real property lease other than the Leases, true, correct and complete copies of which have been made available to the Purchaser. Each Lease is in good standing, creates a good and valid interest in favour of the Corporation in the Leased Properties and is in full force and effect without amendment. With respect to each Lease where the Corporation is tenant:

(i) all rents and additional rents that are due have been paid to date;

(ii) no waiver, indulgence or postponement of the Corporation's obligations has been granted by the lessor;

(iii) there exists no event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of notice, the passage of time or the happening of any other event or circumstance, would become a default under the Lease or give rise to a right of amendment, cancellation or termination of the Lease or restrict the ability of the Corporation to exercise any of its rights as lessee thereunder, including any rights of renewal or first rights of refusal contained therein; and

(iv) to the knowledge of the Seller, all of the covenants to be performed by any party (other than the Corporation) under the Lease have been fully performed, in all material respects.

3.27 Material Contracts

The Leases, the Employee Material Contracts and the IP Rights of the Corporation, the Corporation is not a party to or bound by any Contract material to the Corporation, the Business or the Assets including:

(a) any distributor, agency or advertising Contract;

(b) any Contract for the purchase or sale of materials, supplies, equipment or services (i) involving, in the case of any such Contract, the payment by the Corporation of more than $1,000 in aggregate in any 12-month period, or (ii) which contains minimum purchase commitments or requirements or other terms that restrict or limit the purchasing or selling ability of the Corporation;

(c) any Contract that expires, or may be renewed at the option of a Person other than the Corporation so as to expire, more than one year after the date of this Agreement;

(d) any promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging or swap arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(e) any Contract for capital expenditures in excess of the amount approved in the budget;

(f) any confidentiality, secrecy or non-disclosure Contract or any Contract limiting the freedom of the Corporation to engage in any line of business, compete with any Person, solicit any Person, operate its assets at maximum production capacity or otherwise restricting its ability to carry on the Business;

(g) any obligation to register any Shares or other securities of the Corporation with the U.S. Securities and Exchange Commission or any state securities commission or agency;

(h) any Contract pursuant to which the Corporation is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property and which provides for lease payments in excess of $1,000 in any 12-month period;

(i) any Contract with an Affiliate of the Corporation or any other Person with whom the Corporation or the Seller does not deal at arm's length within the meaning of the *Tax Act* or that does not comply with the principles set forth in Code Section 482;

(j) any agreement of guarantee, support, indemnification or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(k) any partnership, joint venture, or other similar Contract, any Contract involving a sharing of profits with any Person or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of shares, sale of assets or otherwise);

(l) any Contract relating to grants or other forms of assistance received by the Corporation from any Governmental Authority; or

(m) any Contract material to the Business or any of the Assets or any Contract made outside of the Ordinary Course.

True, correct and complete copies of all Material Contracts have been made available to the Purchaser.

3.28 No Breach of Material Contracts

The Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default or breach of, any Material Contract. Each of the Material Contracts is in full force and effect, unamended, and the Corporation and, to the knowledge of the Seller, no other party, is in breach of any of its covenants thereunder and, to the knowledge of the Seller, there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or circumstance, would become a breach of, or a default or event of default under, any Material Contract. No consent or notice is required in order for the Corporation to continue to have the benefit of each Material Contract.

3.29 No Breach of Other Contracts

The Corporation has not violated or breached in any material respect any of the terms or conditions of any Contract (excluding Material Contracts) and to the knowledge of the Seller, all the covenants to be performed and the obligations to be fulfilled by any other party to such Contract have been fully performed and fulfilled in all material respects.

3.30 Related Party Transactions

All Contracts (other than contracts pertaining to Mr. Mohamed Belhaj's compensation for services rendered to the Corporation) binding upon or affecting the Corporation have been entered into on an arm's-length basis (within the meaning of the *Tax Act*) and, when applicable, comply with the principles set forth in Code Section 482. Any amounts due and payable by the Corporation to any Affiliate of the Corporation or the Seller are recorded on the Books and Records at their fair market value. Since the Reference Date, there has been no repayment, forgiveness or other release of a debt owed by or to a Person not at arms-length with the Corporation or the Seller.

3.31 Intellectual Property

(a) The Corporation is the exclusive owner of all right, title and interest in and to, or possesses the exclusive right to use, the IP Rights and all designs, permits, labels and packages used on or in connection therewith, free and clear of all Liens other than Permitted Encumbrances. The Corporation has not assigned, licensed or otherwise conveyed any of its IP Rights.

(b) The IP Rights of the Corporation, except as it pertains to trade secrets, confidential information, ideas, formulae, compositions, know-how, improvements, innovations, discoveries, designs, manufacturing and production processes and techniques that are in any manner documented by its owner, are in full force and effect and have not been used, not used, enforced or not enforced in a manner that could reasonably be expected to result in their abandonment, cancellation or unenforceability. There is no claim existing or, to the Seller's knowledge, threatened alleging adverse ownership, invalidity or other opposition to, or any conflict with, any of the Corporation's IP Rights. In the past five years, the Corporation has not received written notice of any alleged infringement or misappropriation from any Person with respect to the IP Rights of the Corporation. During such period, to the Seller's knowledge, the Corporation has not infringed and is not currently infringing on the IP Rights of any other Person.

(c) The Corporation has the full right and authority to use, and to continue to use after the Closing Date, its IP Rights in connection with the conduct of the Business in the manner presently conducted, and such use or continuing use does not, to the Seller's knowledge, infringe upon or violate any rights of any other Person. The IP Rights of the Corporation are sufficient to conduct the Business as presently conducted. All licenses to which the Corporation is a party relating to IP Rights are in good standing, binding and enforceable in accordance with their respective terms and no material default exists on the part of the Corporation thereunder.

(d) There are no outstanding or, to the Seller's knowledge, threatened disputes or other disagreements with respect to any infringement by another Person of any of the IP Rights of the Corporation. To the knowledge of the Seller, no Person is infringing, or is threatening to infringe, upon or otherwise violate, any of the IP Rights owned by the Corporation.

(e) All of the IP Rights of the Corporation developed or created by Employees or pursuant to Contracts with outside consultants or contractors have been transferred to the Corporation in writing or in another enforceable manner.

(f) All applications for registration of the Corporation's IP Rights are in good standing, have been filed in a timely manner within the appropriate offices to preserve the rights thereto and assignments have been recorded in favour of the Corporation to the extent recordation within a timely manner is required to preserve the rights thereto.

(g) No royalty or other fee is required to be paid by the Corporation to any other Person in respect of the use of any IP Rights and there are no restrictions on the ability of the Corporation or any successor to, or assignee from, the Corporation to use and exploit all rights in such IP Rights.

(h) The Corporation has used Commercially Reasonably Efforts (including measures to protect secrecy and confidentiality, where appropriate) to protect its IP Rights.

(i) The Corporation has maintained or caused to be maintained the rights to any of its registered IP Rights in full force and effect and, without limiting the generality of the foregoing, has renewed or has made application for renewal of any registered IP Rights owned by the Corporation and subject to expiration on or prior to the Closing Date.

(j) No Person has claimed that any current or former employee, agent, consultant or third party contractors of the Corporation that contributed to the development of its IP Rights has, as a result of such contribution, violated the terms and conditions of any Contract with such Person or disclosed or used any trade secret of such Person.

(k) There has been no public disclosure, sale or offer for sale of any invention owned by the Corporation and forming a part of the IP Rights, by the Corporation (such as a non-confidential publication or presentation by an inventor, employee, officer, or director) that could reasonably be expected to affect the Corporation obtaining or sustaining valid patent rights to such invention.

(l) There has been no public disclosure, sale or offer for sale of any invention, described in a patent application (in preparation or filed and in good standing) and forming a part of the IP Rights owned by the Corporation, by a Person that would prevent the Corporation from obtaining or sustaining valid patent rights to such invention.

3.32 Information Technology

(a) None of the Information Technology depends upon any service, technology or data of any third party (other than the Internet and hosted systems). Such

Information Technology is sufficient for the conduct of the Business in the Ordinary Course after Closing. The Corporation uses reasonable means, consistent with industry practice, to protect the security and integrity of all such Information Technology. The use of any Information Technology by the Corporation does not exceed the scope of the rights granted to the Corporation with respect thereto, including any applicable limitation upon the usage, type or number of licenses, users, hardware, time, services or systems.

(b) In the past five years, no notice of a material defect or default has been sent or received by the Corporation or the Seller in respect of any license or lease under which the Corporation receives Information Technology.

3.33 Books and Records and Internal Financial Controls

(a) All accounting and financial Books and Records have been fully, properly and accurately kept and are complete in all material respects. Such Books and Records are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not or will not be available to the Corporation in the Ordinary Course after Closing.

(b) The Corporation has designed disclosure controls and procedures so that material information relating to the Corporation is made known to its management by Persons within the Corporation. The Corporation has, in connection with the preparation of its financial statements, evaluated its internal controls and procedures to detect any deficiencies in its design or operation which could materially and adversely affect the Corporation's ability to record, process, summarize and report financial data. No senior manager, officer or director of the Corporation nor, to the knowledge of the Seller, has been made aware of any fraud involving Employees (including senior management) who prepare or review the financial statements (or any inputs to such financial statements) of the Corporation or any claim or allegation regarding same.

3.34 Financial Statements

(a) The Financial Statements have been prepared from and using the Books and Records in accordance with GAAP applied on a basis consistent with the periods covered thereby and present fairly in all material respects:

(i) the assets, liabilities, sales, income, losses, retained earnings, accruals, reserves, adjustments and financial condition of the Corporation;

(ii) the results of operations of the Corporation; and

(iii) the changes in financial position of the Corporation.

(b) The Financial Statements are auditable.

3.35 No Undisclosed Liabilities

The Corporation has no liabilities which would be required in accordance with GAAP to be set forth or reserved against on the balance sheet of the Corporation which have not been set forth or reserved against on the Financial Statements, except for (a) liabilities incurred after the Reference Date in the Ordinary Course, or (b) liabilities covered by insurance, indemnification or comparable arrangements.

3.36 Bank Accounts and Powers of Attorney

True, correct and complete copies of the following have been provided to the Purchaser:

(a) all bank accounts of the Corporation, the name and address of each bank branch in which the Corporation has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box; and

(b) the names of all Persons holding powers of attorney for the Corporation.

3.37 Insurance

The Assets, the Corporation Properties and all other property and assets used in the Business are insured against loss or damage by all insurable hazards and risks on a replacement cost basis. True, correct and complete copies of all insurance policies which are maintained by or on behalf of the Corporation have been made available to the Purchaser. The Corporation is not in default with respect to any of the material provisions contained in the insurance policies and have not failed to give any notice or to present any material claim under any insurance policy in a due and timely fashion. In the past five years, there has been no change in the relationship of the Corporation with its insurers, the availability of coverage, or the premiums payable pursuant to the policies other than in the Ordinary Course.

3.38 Litigation

There are no actions, suits or proceedings, at law or in equity, by any Person (including the Corporation), nor any arbitration, administrative or other proceeding by or before (or to the knowledge of the Seller any investigation by) any Governmental Authority, current or pending, or, to the knowledge of the Seller, threatened against or affecting the Corporation, any of its

officers or directors (in their capacity as such), the Purchased Shares, the Business, any of the Assets or any other property or assets used by the Corporation including the Leased Properties. To the Seller's knowledge, no event has occurred or circumstance exists which could be expected by a reasonable person to give rise to, or serve as a valid basis for the commencement of any action, suit, proceeding, arbitration or investigation by or against the Corporation, any of its officers or directors (in their capacity as such), the Purchased Shares, the Business, any of the Assets or any other property or assets used by the Corporation. In the past five years, the Corporation has not been subject to any judgment, order or decree entered in any lawsuit or proceeding nor has the Corporation settled any claim prior to being sued or prosecuted or a judgment being given in respect of it.

3.39 Taxes

(a) The Corporation has prepared and filed all required Tax Returns with the appropriate Tax Authority in accordance with applicable Laws. The Corporation has reported all income and all other amounts and information required by applicable Law to be reported on each such Tax Return. Each such Tax Return is true, correct and complete in all material respects.

(b) The Corporation has paid, within the prescribed period, all Taxes and instalments of Taxes, which are required to be paid to any Tax Authority pursuant to applicable Law. No deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against it by any Tax Authority.

(c) The Corporation has duly and timely withheld and collected all Taxes required by applicable Law to be withheld or collected by it and has duly and timely remitted to the appropriate Tax Authority all such Taxes as and when required by applicable Law.

(d) There are no proceedings, investigations or audits pending or, to the knowledge of the Seller, threatened against the Corporation in respect of any Taxes. No event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a valid basis for the commencement of any such proceeding, investigation or audit. There are no matters under discussion, audit or appeal with any Tax Authority relating to Taxes.

(e) The Corporation has not requested, entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(i) to file any Tax Return;

(ii) to file any elections, designations or similar filings relating to Taxes;

(iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or

(iv) any Tax Authority may assess or collect Taxes.

(f) The Corporation has not entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of Taxes owing by such Person.

(g) The Corporation is not a non-resident of Canada for purposes of the Tax Act. The Corporation has, at all relevant times, been and is a taxable Canadian corporation within the meaning of subsection 89(1) of the Tax Act.

3.40 Environmental Matters

The Corporation has duly complied with, and is conducting and has always conducted the Business and any past business in compliance with, all applicable Laws relating to environmental matters or occupational health and safety, (including any Laws having as a purpose or effect the protection of the environment, the prevention or reduction to acceptable levels of pollution or the provision of remedies in respect of any damage arising therefrom) and all Authorizations relating to environmental matters in all material respects.

3.41 Employee Matters

(a) True, correct and complete copies of the Employee Material Contracts have been provided to the Purchaser. The Corporation is not a party to, subject to, or affected by:

(i) any written employment Contract;

(ii) any verbal employment Contract that is not terminable upon providing reasonable notice and/or severance at civil or common law;

(iii) any written Contract with a Person acting as an agent, independent contractor or dependent contractor providing services to the Corporation;

(iv) any certification orders;

(v) any collective agreement; or

(vi) any policies, procedures, practices or programs whether written or otherwise, that set out terms and conditions of employment or engagement.

(b) A complete list of all Employees, agents, independent contractors and dependent contractors has been provided to the Purchaser. The list complies with applicable Privacy Laws and includes, to the extent applicable, each Person's:

(i) position or title with the Corporation;

(ii) current wages, salaries or hourly rate of pay and bonus (whether monetary or otherwise) paid since the beginning of the most recently completed financial year or payable in the current financial year of the Corporation to such Person;

(iii) the date upon which such Person was first hired or engaged;

(iv) status with respect to leaves of absence, whether approved or not; and

(v) accrued vacation, if any.

(c) No Employee is on a leave of absence.

(d) To the knowledge of the Seller, there are no ongoing union certification drives. There are no pending proceedings for certifying a union for the Corporation, and the Corporation is not unionized and does not have an employee association.

(e) To the knowledge of the Seller, the Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged by the Seller to be in default of, any Employee Material Contract. Each of the Employee Material Contracts is in full force and effect, and unamended. The Corporation is not in breach of any of its obligations thereunder and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of notice, the lapse of time or the happening of any other event or circumstance, would become a breach of, or a default or event of default under, any Employee Material Contract.

(f) No complaint, grievance, claim, proceeding, civil action, work order or investigation has been filed, made or commenced against the Corporation in respect of, concerning or affecting any of their Employees.

(g) The Corporation has observed and complied with the provisions of all applicable Laws respecting employment, including employment standards Laws as well as Laws relating to human rights, occupational health and safety, workplace safety and insurance, labour relations and pay equity.

(h) There are no actions, suits or proceedings, at law or in equity, by any Person (including the Corporation), nor any action, suit, investigation arbitration, administrative proceeding or other proceeding by or before (or to the knowledge of the Seller any investigation by) any Governmental Authority, pending, or, to the knowledge of the Seller, threatened against or affecting the Corporation in respect of employment matters. To the knowledge of Seller, no event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a valid basis for the commencement of any such action, suit, investigation, arbitration, administrative proceeding or other proceedings by or against the Corporation in respect of employment matters. The Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding in respect of employment matters.

(i) There are no outstanding decisions or settlements or pending settlements under any applicable employment Laws which place any obligation upon the Corporation to do or refrain from doing any act, or which place a financial obligation upon the Corporation.

(j) In the past five years, the Corporation has not received any written remedial order, notice of offence or conviction under occupational health and safety, pay equity or employment standards Laws. The Corporation has performed all their financial obligations under such Laws which are owed to the Employees and the Governmental Authority having jurisdiction over such matters.

(k) The Seller has complied with and posted pay equity plans as required by applicable pay equity legislation.

(l) There are no charges or complaints pending, or to the knowledge of the Seller, threatened with respect to or relating to the Corporation before any Governmental Authority in relation to unlawful employment practices. The Corporation has not received any written notice from any such Governmental Authority responsible for the enforcement of labour or employment Laws of an intention to conduct an investigation of the Corporation or any of their business concerning its employment practices, wages, hours and terms and conditions of employment and no such investigation is, to the knowledge of the Seller, threatened.

3.42 Privacy Laws

The Corporation has conducted and is conducting the Business in compliance, in all material respects, with all applicable Privacy Laws, including in connection with its collection, use and disclosure of Personal Information. The Corporation has not received any written complaint or notice of any breach or violation by it of any such Privacy Laws.

3.43 No Brokers' Fees, Etc.

Neither the Seller nor the Corporation have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or any of the Acquisition Documents.

3.44 Anti-Corruption

(a) Neither the Corporation nor any of its Employees or other Persons acting on its behalf has, directly or indirectly: (i) made or authorized any contribution, payment, loan, reward, benefit or gift of funds or property or anything else of value to any official, employee or agent of any Governmental Authority or public international organization, or to any Person for the benefit of any Governmental Authority or public international organization or public international organizations; (ii) for the purpose of bribing any Governmental Authority established or maintained accounts which do not appear in any of the books and records that they are required to keep in accordance with applicable accounting and auditing standards, made transactions that are not recorded or that are inadequately identified, recorded non-existent expenditures, entered liabilities with incorrect identification of their object, knowingly used false documents, or intentionally destroyed accounting books and records earlier than permitted by law; or (iii) made any contribution to any candidate for public office; where either the payment or the purpose of such contribution, payment, loan, reward or gift was, is, or would be prohibited under the Canada *Corruption of Foreign Public Officials Act*, the US *Foreign Corrupt Practices Act of 1977*, the UK *Bribery Act, 2010* and any related or similar rules, regulations or guidelines made, issued, administered or enforced by any Governmental Authority thereunder and any other applicable Laws of similar purpose and scope (collectively, "**Anti-Corruption Laws**").

(b) Neither the Corporation nor, to the knowledge of Seller, any Employee or other Person acting on its behalf has breached or violated any Law regulating lobbying, accounting, bids or conflicts of interest, which breach or violation could have an adverse effect on (i) the Corporation's ability to conduct the Business in the Ordinary Course after the Closing; or (ii) the ability of the Seller to complete the transactions contemplated by this Agreement. No change, fact, event, circumstance, condition or omission has occurred in respect of the Business that could result in the Purchaser or the Corporation being suspended or debarred from doing business with a Governmental Authority or otherwise prevent the Purchaser or the Corporation from bidding on or applying for Contracts with a Governmental Authority after Closing.

3.45 Full Disclosure

(a) Neither this Agreement nor any Acquisition Document:

(i) contains or will contain any untrue statement of a material fact; or

(ii) omits or will omit any material fact necessary in order to make the statements contained herein or therein not misleading.

(b) To the knowledge of the Seller, there is no fact which is not disclosed in this Agreement which would reasonably be expected to have a Material Adverse Effect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants as follows to the Seller and acknowledges and confirms that the Seller is relying on the representations and warranties in entering into this Agreement and selling the Purchased Shares to the Purchaser:

4.1 Incorporation and Corporate Power

The Purchaser is a corporation incorporated, organized and existing under the laws of the State of Colorado and has the corporate power and authority to enter into and perform its obligations under this Agreement and each of the Acquisition Documents to which it is a party.

4.2 Corporate Authorization

The execution, delivery and performance by the Purchaser of this Agreement and each of the Acquisition Documents to which it is or will be a party:

(a) have been or will be duly authorized by all necessary corporate action on the part of the Purchaser; and

(b) do not and will not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its constating documents, shareholders' agreements, by-laws or resolutions of its board of directors or shareholders.

4.3 No Conflict with Authorizations, Laws, Etc.

The execution, delivery and performance by the Purchaser of this Agreement and each of the Acquisition Documents to which it is or will be a party do not and will not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a) result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by the Purchaser or necessary to the ownership and transfer of the Purchased Shares;

(b) result in or require the creation of any Lien upon any of the Purchased Shares or any other property of the Purchaser;

(c) result in a breach or a violation of, or conflict with, any judgement, judicial order or decree of any Governmental Authority; or

(d) result in a breach or a violation of, or conflict with, any Law applicable to the Purchaser.

4.4 No Conflict with Contracts.

The execution, delivery and performance by the Purchaser of this Agreement and each of the Acquisition Documents to which it is or will be a party do not and will not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a) result in a breach or a violation of, or conflict with, any material Contract;

(b) result in or give any Person the right to seek, or to cause:

(i) the termination, cancellation, amendment or renegotiation of any material Contract; or

(ii) the acceleration of any debt or other obligation of the Purchaser; or

(iii) the forfeiture or other loss, in whole or in part, of any benefit which would otherwise accrue to the Purchaser.

4.5 Required Purchaser Authorizations

There is no requirement for the Purchaser to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by this Agreement or any of the Acquisition Documents, except for the filings required by the Act.

4.6 Required Purchaser Consent

There is no requirement for the Purchaser to make any filing with, give any notice to, or obtain any Consent of, any Person who is a party to, a Contract binding on or affecting the Purchaser, as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by this Agreement or the other agreements contemplated hereby to which it is a party.

4.7 Execution and Binding Obligation

This Agreement and each of the Acquisition Documents to which the Purchaser is a party have been (or will be) duly executed and delivered by the Purchaser and constitute (or will constitute) legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, subject to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.8 Authorized and Issued Capital

(a) The authorized capital of the Purchaser consists of (i) Three Billion (3,000,000,000) shares of common stock, par value $0.001 per share, of which Nine Hundred Eighteen Million Seven Hundred Thirty Six Thousand Four Hundred Ninety Eight (918,736,498) shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and all of which have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable legal requirements and all requirements set forth in applicable Contracts; and (ii) Thirty Million (30,000,000) shares of preferred stock, par value $0.10 per share, of which Five Hundred Thousand (500,000) shares of Series B are issued and outstanding. The Purchaser has no other authorized, issued or outstanding class of shares. Immediately prior to the Closing there will be 918,736,498 shares of Purchaser common stock issued and outstanding.

(b) There are no obligations, contingent or otherwise, of the Purchaser to repurchase, redeem or acquire shares of the Purchaser.

(c) Except as disclosed in the filings of the Purchaser under the Act, there are no existing options, rights, subscriptions, warrants, unsatisfied pre-emptive rights, calls or commitments relating to (i) the authorized and unissued share capital of the Purchaser, or (ii) any securities or obligations convertible into or

exchangeable for, or giving any Person any right to subscribe for or acquire from the Purchaser any shares of share capital of the Purchaser and no such convertible or exchangeable securities or obligations are outstanding.

(d) The outstanding shares of the share capital of the Purchaser have been issued in full compliance with the registration and prospectus delivery requirements of the Act or in compliance with applicable exemptions therefrom.

(e) The Purchaser Shares, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of any Liens or encumbrances and of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws or the Acquisition Documents.

4.9 Reports

The Purchaser has previously filed all reports, registration statements, and other documents required to be filed by it with the U.S. Securities and Exchange Commission or with otcmarkets.com as required (the "**Reports**"), and will comply in all material respects with the applicable requirements of the Act, as amended, the *Securities Exchange Act of 1934*, as amended and the rules and regulations promulgated thereunder. As of the respective dates of filing in final or definitive form (or, if amended or superseded by a subsequent filing, then on the date of such subsequent filing), none of the Purchaser Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Purchaser has also filed similar or other reports as required in Canada.

4.10 No Material Adverse Change

There has been no change in the business, properties, assets, operations or condition (financial or otherwise) which has resulted or reasonably could be expected to result in or which the Purchaser has reason to believe could reasonably be expected to result in a Material Adverse Effect on it, and the Purchaser has no knowledge of any such change that is threatened, nor has there been any damage, destruction or loss affecting the assets, properties, business, operations or condition (financial or otherwise), whether or not covered by insurance which has resulted or reasonably could be expected to result in or which the Purchaser has reason to believe could reasonably be expected to result in a Material Adverse Effect on the Purchaser.

4.11 Books and Records

The Books and Records, financial and otherwise, of the Purchaser are in all material respects complete and correct and have been maintained in accordance with sound business and

bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets and liabilities of Purchaser.

4.12 Litigation

Except as stated in the Purchaser's Reports, there are no actions, suits or proceedings, at law or in equity, by any Person, nor any arbitration, administrative or other proceeding by or before (or to the knowledge of the Seller any investigation by) any Governmental Authority, current or pending, or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, any of its officers or directors (in their capacity as such), the Purchaser Shares, the business, any of the assets or any other property used by the Purchaser. To the Purchaser's knowledge, no event has occurred or circumstance exists which could be expected by a reasonable person to give rise to, or serve as a valid basis for the commencement of any action, suit, proceeding, arbitration or investigation by or against the Purchaser, any of its officers or directors (in their capacity as such), the Purchaser Shares, the business, any of the assets or any other property used by the Purchaser. Except as stated in the Purchaser's Reports, in the past five years, the Purchaser has not been subject to any judgment, order or decree entered in any lawsuit or proceeding nor has the Purchaser settled any claim prior to being sued or prosecuted or a judgment being given in respect of it.

4.13 Absence of Liabilities

Except as disclosed in the Purchaser's Reports, as of September 30, 2017, the date of Purchaser's most recent balance sheet, the Purchaser has no debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

4.14 Title to Properties; Absence of Liens

The Purchaser has good and marketable title to all of their respective assets and properties, whether real, personal or fixed, free and clear of all Liens, except for Liens for Taxes not yet due and payable or which the Purchaser is contesting in good faith and for which adequate reserves have been established.

4.15 Compliance with Laws

The Purchaser is not in violation of, default under, or conflict with, any applicable order or any applicable Law, except for any such violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser.

4.16 Intellectual Property

Except as disclosed in the Purchaser's Reports, the Purchaser does not own, license or otherwise has any rights in or to any intellectual property.

4.17 Taxes

The Purchaser has timely filed, or have had timely filed on their behalf, with the appropriate Tax Authorities all Tax Returns in respect of Taxes required to be filed by them. The Tax Returns filed (including any amendments thereof) are complete and accurate in all material respects.

4.18 Environmental Matters

The Purchaser has duly complied with, and is conducting and has always conducted the business and any past business in compliance with, all applicable Laws relating to environmental matters or occupational health and safety, (including any Laws having as a purpose or effect the protection of the environment, the prevention or reduction to acceptable levels of pollution or the provision of remedies in respect of any damage arising therefrom) and all Authorizations relating to environmental matters in all material respects.

4.19 Real Property

The Purchaser has not owned any real property or any interest in any real property.

4.20 Employee Matters

The Purchaser is not now, and has not been in the last five years, bound by or party to any collective bargaining agreement and, to the knowledge of the Purchaser, no application for certification of a collective bargaining agent is pending. The Purchaser is in compliance with all applicable Laws applicable to the Purchaser affecting employment practices and terms and conditions of employment.

4.21 No Brokers' Fees, Etc.

The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or any of the Acquisition Documents in respect of which the Seller may become liable on or after consummation of the transactions contemplated by this Agreement.

4.22 Full Disclosure

(a) Neither this Agreement nor any Acquisition Document:

(i) contains any untrue statement of a material fact; or

(ii) omits any material fact necessary in order to make the statements contained herein or therein not misleading.

(b) To the knowledge of the Purchaser, there is no fact which is not disclosed in this Agreement which would reasonably be expected to have a Material Adverse Effect on the Purchaser.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1 Confidentiality

Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article 8 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the transaction contemplated hereby.

5.2 Conduct of Business Prior to Closing

Prior to Closing, the Seller, on behalf of the Corporation, and the Purchaser shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and Ordinary Course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its Commercially Reasonable Efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present managers, officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

5.3 Actions to Satisfy Closing Conditions

(a) The Seller shall use its Commercially Reasonable Efforts to take all such actions as are within its power to control and shall use Commercially Reasonable Efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 7.1.

(b) The Purchaser shall use its Commercially Reasonable Efforts to take all such actions as are within its power to control and shall use Commercially Reasonable Efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 7.2.

5.4 New Directors and Officers of the Corporation

At Closing, the Purchaser agrees to constitute a new board of directors for the Corporation comprised of Mr. Mohamed Belhaj, Dr. Abderrazzak Merzouki and Dr. Steve N. Slilaty. Also at Closing, the new board of directors of the Corporation shall appoint Dr. Steve N. Slilaty as President, Dr. Abderrazzak Merzouki as Executive Vice President and Mr. Mohamed Belhaj as Chief Financial Officer of the Corporation.

5.5 New Directors and Officers of the Purchaser

The current Officers and Directors of the Purchaser shall remain unchanged.

5.6 Non-Competition

For a period of ten (10) years from the Effective Date, the Seller shall not work in the Province of Quebec (Canada) as an employee, officer, director, partner, consultant, agent, owner, or in any other capacity in any operation that would be in competition with the Corporation.

5.7 Purchase of Equipment

The Purchaser agrees to provide financing of up to $150,000 for the initial equipment which the Corporation requires for its current and expanded operations.

5.8 Transfer of the Purchased Shares

The Seller shall take all necessary steps and corporate proceedings to permit good title to the Purchased Shares to be duly and validly transferred and assigned to the Purchaser at the Closing, free of all Liens.

5.9 Transfer of the Purchaser Shares

The Purchaser shall take all necessary steps and corporate proceedings to permit good title to the Purchaser Shares to be duly and validly transferred and assigned to the Seller at the Closing or within three (3) days thereafter, free of all Liens.

5.10 Request for Consents

Each of the Seller and the Purchaser shall use Commercially Reasonable Efforts to obtain, prior to Closing, the Consent. Such Consent shall be on such terms as are acceptable to the Purchaser or Seller, as applicable, acting reasonably.

5.11 Filings and Authorizations

(a) Each of the Seller and the Purchaser, as soon as practicable after the execution of this Agreement, shall (i) make, or cause to be made, all such filings and submissions under all Laws applicable to it, as may be required for it to complete the purchase and sale of the Purchased Shares in accordance with the terms of this Agreement and the other transactions contemplated by this Agreement and each of the Acquisition Documents; and (ii) use Commercially Reasonable Efforts to obtain, or cause to be obtained, all Authorizations necessary or advisable in order to complete the transfer of the Purchased Shares and the other transactions contemplated by this Agreement and each of the Acquisition Documents.

(b) Subject to compliance at all times with applicable Law and the other provisions of the Agreement, the Seller and the Purchaser shall coordinate and cooperate with each other in exchanging information and supplying such assistance as is reasonably requested in connection with the foregoing including providing each Party with all notices and information supplied to or filed with or received from any Governmental Authority (except for notices and information which the Seller or the Purchaser, in each case acting reasonably, considers highly confidential and sensitive and which may be filed on a confidential basis).

5.12 Books and Records

At Closing, all the Books and Records will be located at BCF LLP, 1100 René-Lévesque Boulevard, Montréal, Quebec, H3B5C9, Canada. The Purchaser shall retain all accounting Books and Records relating to the Corporation for a period of six years from the Closing Date or for such longer period as may be required by applicable Law, but the Purchaser is not responsible or liable to the Seller for any accidental loss or destruction of, or damage to, any such Books and Records. So long as any such Books and Records are retained by the Purchaser pursuant to this Agreement, the Seller may inspect and make copies (at its own expense) of them for purposes of preparing its own tax returns at any time during normal business hours and upon reasonable notice and without undue interference to the business operations of the Corporation. The Purchaser may have its representatives present during any such inspection.

5.13 Exclusive Dealing

(a) The Seller shall not, directly or indirectly, through any officer, director, shareholder, employee, agent or other Affiliate of Seller:

(i) solicit, initiate or encourage the submission of any proposal or offer from any Person (other than Purchaser) relating to the acquisition of any shares or other voting or equity securities of the Corporation, any substantial portion of its assets or the Assets (including any acquisition structured as a consolidation or share exchange) or which would result in the merger or amalgamation of any one or more of the Corporation or Seller;

(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing; or

(iii) enter into any agreement, arrangement or understanding with respect to the foregoing.

(b) The Seller shall not vote the Purchased Shares in favour of any such acquisition or amalgamation and Seller shall notify Purchaser promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

ARTICLE 6
CLOSING

6.1 Date, Time and Place of Closing

The completion of the transaction of purchase and sale contemplated by this Agreement will take place at the offices of BCF LLP, 1100 René-Lévesque Boulevard, 25th Floor, Montréal, Quebec on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing by the Seller and the Purchaser.

6.2 Closing Procedures

Subject to satisfaction or waiver of the conditions of Closing by the relevant Party, the Seller shall deliver actual possession of the Purchased Shares to the Purchaser and upon such delivery the Purchaser shall pay or satisfy the Purchase Price in accordance with Section 2.3.

6.3 Non-Merger

Except as otherwise expressly provided in this Agreement, the covenants, representations, warranties and other provisions of this Agreement will not merge on Closing but will survive (a) the execution, delivery and performance of this Agreement and the Transaction Documents, (b) the Closing, and (c) the payment of the Purchase Price. Notwithstanding such Closing or any investigation made by or on behalf of any Party, this Agreement will continue in full force and effect. Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to Damages or other remedies.

6.4 Seller's Closing Deliveries

At Closing, the Seller shall have delivered or caused to be delivered to the Purchaser the following:

(a) share certificates representing the Purchased Shares endorsed in blank for transfer or accompanied by irrevocable stock transfer powers of attorney executed in blank, in either case, by the holders of record, together with evidence satisfactory to the Purchaser that the Purchaser has been entered in the Corporate Records as the holder of record of the Purchased Shares;

(b) certified copy of the resolutions of the shareholders and board of directors of the Seller and the Corporation, as applicable, approving the entering into and completion of the transactions contemplated by this Agreement and the Acquisition Documents to which the Seller or the Corporation is or will be a party in form and substance satisfactory to the Purchaser, acting reasonably;

(c) a certificate of status, compliance, good standing or like certificate with respect to the Seller and the Corporation issued by appropriate government officials of their respective jurisdictions of incorporation;

(d) the certificates from the Seller referred to in Sections 7.1(a) and 7.1(b);

(e) a resignation effective as at the Closing from each officer of the Corporation;

(f) all other documents and actions set forth in the closing agenda for the transactions contemplated by this Agreement to be performed or delivered by the Seller shall have been delivered and performed, as applicable.

6.5 Purchaser's Closing Deliveries

At Closing, the Purchaser shall have delivered or caused to be delivered to the Seller the following:

(a) payment for the Purchased Shares as specified in Sections 2.3 and 2.4;

(b) certified copy of the resolutions of board of directors of the Purchaser approving the entering into and completion of the transactions contemplated by this Agreement and the Acquisition Documents to which the Purchaser is or will be a party in form and substance satisfactory to the Purchaser, acting reasonably;

(c) all other documents and actions set forth in the closing agenda for the transactions contemplated by this Agreement to be performed or delivered by the Purchaser shall have been delivered and performed, as applicable.

ARTICLE 7
CONDITIONS OF CLOSING

7.1 Conditions in Favour of the Purchaser

The obligation of the Purchaser to complete the transactions contemplated by this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a) **Truth of Representations and Warranties.** The representations and warranties of the Seller contained in this Agreement and in any Transaction Document to which the Seller is a party qualified as to materiality or Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all respects as of the Closing Date and each of the other representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and the Seller shall have executed and delivered a certificate of a senior officer to that effect.

(b) **Performance of Covenants.** The Seller shall have fulfilled, performed or complied with, in all material respects, all covenants contained in this Agreement to be fulfilled, performed or complied with by it at or prior to Closing, and the Seller shall have executed and delivered a certificate of a senior officer to that effect.

(c) **Required Consent and Authorization.** All required consent and authorization shall have been obtained on terms acceptable to the Purchaser, acting reasonably.

(d) **No Material Adverse Effect.** Since the date of this Agreement, there shall not have occurred, any event, development or condition or any damage, destruction or loss (whether covered by insurance or not) that has, or could reasonably be expected to have, a Material Adverse Effect.

(e) **No Legal Action.** No legal action or proceeding relating to the status or actions of the Seller shall be pending or threatened by any Person (other than the Purchaser or any of its Affiliates) in any jurisdiction, seeking to enjoin, restrict or prohibit:

(i) any of the transactions contemplated by this Agreement or any of the Acquisition Documents to which it is or will be a party;

(ii) the right of the Purchaser to acquire or own the Purchased Shares; or

(iii) the right of the Corporation to operate the Business after Closing on substantially the same basis as currently operated.

(f) **Change in Law**. Since the date of this Agreement, no Law, or any change in any Law or in the interpretation or enforcement of any Law shall have been enacted, enforced, promulgated or issued by any Governmental Authority which makes illegal or otherwise directly or indirectly enjoins or prohibits any of the transactions contemplated by this Agreement.

7.2 Conditions in Favour of the Seller

The obligation of the Seller to complete the transactions contemplated in this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Seller and may be waived, in whole or in part, by the Seller in its sole discretion:

(a) **Truth of Representations and Warranties.** The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect.

(b) **Performance of Covenants.** he Purchaser shall have fulfilled, performed or complied with, in all material respects, all covenants contained in this Agreement

to be fulfilled, performed or complied with by it at or prior to Closing and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect.

(c) **Required Consent and Authorization.** All required consent and authorization shall have been obtained on terms acceptable to the Seller, acting reasonably.

(d) **No Purchaser Material Adverse Effect**. Since the Reference Date, there shall not have occurred any event that has, or could reasonably be expected to have, a Purchaser Material Adverse Effect.

(e) **No Legal Action.** No legal action or proceeding relating to the status or actions of the Purchaser shall be pending or threatened by any Person (other than the Seller, or any of its Affiliates) in any jurisdiction, seeking to enjoin, restrict or prohibit:

(i) any of the transactions contemplated by this Agreement or any of the Acquisition Documents to which it is or will be a party;

(ii) the right of the Seller to acquire or own the Purchaser Shares; or

(iii) the right of the Purchaser to operate the business after Closing on substantially the same basis as currently operated.

(f) **Change in Law**. Since the date of this Agreement, no Law, or any change in any Law or in the interpretation or enforcement of any Law shall have been enacted, enforced, promulgated or issued by any Governmental Authority which makes illegal or otherwise directly or indirectly enjoins or prohibits any of the transactions contemplated by this Agreement.

ARTICLE 8
WAIVER AND DISPUTE RESOLUTION

8.1 Waiver of Conditions of Closing

If any of the conditions set forth in Section 7.1 have not been satisfied, the Purchaser may elect in writing to waive the condition and proceed with the completion of the transactions contemplated by this Agreement and, if any of the conditions set forth in Section 7.2 have not been satisfied, the Seller may elect in writing to waive the condition and proceed with the completion of the transactions contemplated by this Agreement. Any such waiver and election by the Purchaser or the Seller, as the case may be, will only serve as a waiver of that specific closing condition and the Party which has not been able to satisfy the waived condition will have no liability with respect to that specifically waived condition.

8.2 Dispute Resolution

Any controversy, dispute, claim or disagreement between the Parties arising out of or relating to or in connection with, this Agreement or any of the Transaction Documents including any indemnification claim pursuant to Section **Error! Reference source not found.** (a "**Dispute**") is to be resolved in accordance with the procedures set out in the following Sections 8.3, 8.4 and 8.5 which are the exclusive procedures for the resolution of any Dispute between the Parties.

8.3 Efforts to Settle Disputes

(a) The Parties shall attempt in good faith to resolve any Dispute promptly by negotiation. However, at any time a Party may give the other Party written notice (the "**Initial Notice**") of any Dispute not so resolved. Within 15 days after delivery of an Initial Notice, the recipient Party shall deliver to the other a written response. Both the Initial Notice and the response must include a statement of that Party's position, a summary of arguments supporting that position, and the name and contact particulars of the Person who will represent that Party and of any other Person who will accompany the representative. Within 30 days after delivery of the Initial Notice, the representatives of the Parties shall meet at mutually acceptable times and places, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

(b) All negotiations pursuant to this Section 8.3 are confidential and are to be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(c) The omission to notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation to indemnify the Indemnified Person, unless the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in Section **Error! Reference source not found.**.

8.4 Mediation

If the Parties fail to meet within 30 days after delivery of such notice, the Parties shall attempt to settle the Dispute by mediation under the Rules for the Conduct of Commercial Arbitrations of the Arbitration and Mediation Institute of Canada then currently in effect, provided, however, that if one Party fails to participate in the negotiation, the other Party may initiate mediation prior to the expiration of the 30 days. Any mediation will be carried out by one mediator appointed unanimously by the Parties and the mediation will take place in Montréal and will be conducted in the English language. The fees and expenses related to the mediation shall be borne 50% by the Seller and 50% by the Purchaser.

8.5 Arbitration

Any Dispute which is not resolved by mediation within 45 days after initiation of the mediation procedure shall be finally resolved by arbitration in the following manner:

(a) the party wishing to submit the Dispute to arbitration (for the purposes of this Section 8.5, the "**Requesting Party**") shall give written notice stating the identity of the responding party and, if applicable, of the impleaded parties, the general nature of the issue being submitted to arbitration, the conclusions sought and the identity of the arbitrator the requesting party is proposing as one of three (3) arbitrators to be entrusted with settling the Dispute, which arbitrators must have relevant experience; such notice shall be given to each of the responding parties and, if any, the impleaded parties;

(b) any issue may, by arbitral process, be submitted by one or more Requesting Parties if the facts related to the issue and the conclusions sought are the same in substance; similarly, a single arbitral procedure may be directed at several responding parties;

(c) the responding party or, as the case may be, the responding parties shall (in the latter case by majority decision) indicate in writing, within ten (10) days following receipt of the notice, their choice of the second arbitrator to serve on the arbitral panel and give written notice thereof to the requesting party and the arbitrator designated by the Requesting Party;

(d) should the number of responding parties not allow for a majority decision to be taken regarding the identity of the arbitrator they are proposing, their notice shall indicate the names of the arbitrators chosen by the various responding parties and the final decision as to the choice of the second arbitrator shall revert to the Requesting Party, who shall choose from among those listed in the responding parties' notice;

(e) the third arbitrator, who shall chair the arbitral panel, shall be chosen jointly by the arbitrators already chosen by the Persons involved in the Dispute;

(f) in the event that the amounts at stake in the Dispute are less than fifty thousand dollars ($50,000), the arbitral panel shall be made up of a single arbitrator and the requesting party shall submit, along with the notice contemplated in paragraph (a) above, a list of two (2) arbitrators. The responding party or, as the case may be, the responding parties shall then have seven (7) days to accept one of such arbitrators or propose two (2) others. If the Persons involved in the Dispute are not able to agree on the choice of a single arbitrator within 15 days of receipt of

the notice contemplated in paragraph (a) above, the Persons involved in the Dispute will ask a justice of the Québec Superior Court sitting in Montréal to designate an arbitrator from the lists of individuals submitted by each Person involved in the Dispute;

(g) arbitration proceedings shall be held in Montréal, Québec, Canada in the English language unless otherwise agreed to by the parties involved.

8.6 Injunctive Relief

Notwithstanding any other provision of this Agreement, a Party may seek injunctive relief (whether as a temporary restraining order, preliminary injunction or otherwise) or specific performance pending a decision of the arbitrator or the mediator and this Article 8 will not apply to any such action or proceeding.

ARTICLE 9
INDEMNIFICATION AND REMEDIES

9.1 Indemnification by the Seller

From and after the Closing Date, the Seller shall indemnify, defend and hold harmless the Purchaser and, to the extent named or involved in any Third Party Claim, its employees, shareholders, directors, officers, representatives and related persons (collectively, the "**Purchaser Indemnified Persons**"), from and against, and shall pay to the Purchaser and the Purchaser Indemnified Persons the amount of any Damages suffered by, imposed upon or asserted against, the Purchaser or any of the Purchaser Indemnified Persons as a result of, in respect of, connected with, or arising out of:

(a) any incorrectness or breach of any representation or warranty made by the Seller in this Agreement; and

(b) any breach or non-fulfillment by the Seller of any covenant, condition or obligation of the Seller contained in this Agreement.

The Purchaser's right to indemnification or any other remedy under this Agreement shall not be affected by any knowledge that the Purchaser may have acquired (or which the Purchaser was capable of acquiring) at any time between the date of this Agreement and the Closing Date, with respect to the accuracy of, or compliance with, any representation, warranty or covenant.

9.2 Indemnification by the Purchaser

From and after the Closing Date, the Purchaser shall indemnify, defend and hold harmless the Seller and, to the extent named or involved in any Third Party Claim, its employees,

shareholders, directors, officers, representatives and related persons (collectively, the "**Seller Indemnified Persons**") from and against, and shall pay to the Seller and the Seller Indemnified Persons the amount of any Damages suffered by, imposed upon or asserted against the Seller or any of the Seller Indemnified Persons as a result of, in respect of, connected with, or arising out of:

(a) any incorrectness or breach of any representation or warranty made by the Purchaser in this Agreement; and

(b) any breach or non-fulfillment by the Purchaser of any covenant, condition or obligation of the Purchaser contained in this Agreement.

9.3 Duty to Mitigate and Subrogation

Nothing in this Agreement in any way restricts or limits the general obligation at law of an Indemnified Person to mitigate any Damages which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant, condition or obligation of the Indemnifying Party under this Agreement.

9.4 Interest

Any amount required to be paid by an Indemnifying Party to an Indemnified Person, under this Article 9 bears interest at an annual rate of 5% accruing on a daily basis from the date on which a demand for payment is made until payment in full.

9.5 Prescription and Expiry of Claims

(a) Liability for breaches of the representations, warranties and covenants of the Seller and the Purchaser contained in this Agreement will survive Closing and continue in full force and effect for a period of five (5) years following the Closing Date, except:

(i) in the case of fraud, intentional misrepresentation or deliberate or wilful breach, in which case they will continue until the expiration of the applicable prescription period under the applicable statute of limitations; or

(ii) to the extent that, during such period, the Indemnified Person gives notice to the Indemnifying Party of a claim in respect of any such representation, warranty or covenant, in which case such representation, warranty or covenant will continue in full force and effect until the final determination of such claim.

(b) The representations and warranties of the Seller relating to the tax liability of the Corporation including those set forth in Section 3.39, will continue in full force and effect for the benefit of the Purchaser until 90 days after the expiration of the last of the limitation periods contained in the Tax Act or the Code, as applicable, and any other applicable tax Laws imposing tax on the Corporation subsequent to the expiration of which an assessment or reassessment or other form or recognized document assessing liability for tax, interest or penalties thereunder for the period ended on the Closing Date cannot be issued to the Corporation (such period to include any period extended by any agreement, waiver or arrangement with any Tax Authority, if such extension is requested, or consented to, in writing by the Seller).

(c) The representations and warranties contained in Sections 3.1 to 3.10 will survive and continue in full force and effect indefinitely.

(d) The representations and warranties contained in Section 3.40 will survive and continue in full force until the expiration of the last of the limitation periods contained under applicable Law.

9.6 Tax Treatment

Any amount payable as an indemnity payment under this Article 9 shall be treated by the Parties as an adjustment to the Purchase Price.

ARTICLE 10
MISCELLANEOUS

10.1 Notices

Any notice, consent, waiver or other communication given under this Agreement or any Acquisition Document must be in writing in the English language and may be given by delivering it by courier or sending it by email addressed:

(a) to the Purchaser at:

Sunshine Biopharma, Inc.
6500 Trans-Canada Highway, 4th Floor
Pointe-Claire, Québec H9R 0A5
Canada
Attention: Dr. Steve N. Slilaty, CEO
Email: steve.slilaty@sunshinebiopharma.com

with a copy (which does not constitute notice to the Purchaser) to:

BCF LLP
1100 René-Lévesque Boulevard West
Montréal, Québec H3B 5C9
Canada
Attention: Mr. Gilles Seguin
Email: gilles.seguin@bcf.ca

(b) to the Seller at:

Mr. Mohamed Belhaj
2319 Rue Trevet
Laval, Québec H7K1Y5
Canada
Email: belhajmohammed@hotmail.com

(c) Copies of all notices under this Agreement must also be sent to the Corporation at:

Atlas Pharma Inc.
7582 CH. Côte-de-Liesse
Montréal, Québec H4T1E7
Canada
Attention: Dr. Steve N. Slilaty, President
Email: steve.slilaty@sunshinebiopharma.com

Any such communication is deemed to have been delivered and received on the date of delivery by courier or transmission by email, if the day is a Business Day and delivery or transmission was received by the recipient Party prior to 5:00 pm (local time) and otherwise on the next Business Day. A Person may change its address for service by notice given in accordance with the foregoing and any subsequent communication must be sent to such Person at its changed address.

10.2 Entire Agreement

This Agreement together with all Transaction Documents delivered at Closing constitute the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter thereof, whether oral or written. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or

otherwise, between the Parties relating to the subject matter hereof except as specifically set forth in this Agreement and the other Transaction Documents delivered at Closing. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Transaction Document, the provisions of this Agreement will govern.

10.3 Amendments

This Agreement may only be amended, supplemented or otherwise modified by written agreement of the Seller and the Purchaser.

10.4 Waiver

The failure or delay by a Party in enforcing, or insisting upon strict performance of, any provision of this Agreement does not constitute a waiver of such provision or in any way affect the enforceability of this Agreement (or any of its provisions) or deprive a Party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement. Any waiver by a Party of any provision of this Agreement is effective only if in writing and signed by a duly authorized representative of such Party.

10.5 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction from which no appeal exists or is made within the applicable delays, to be illegal, invalid or unenforceable, in whole or in part, that provision a part thereof will be severed from this Agreement and the remaining part of such provision and all other provisions will continue in full force and effect, without amendment.

10.6 Assignments

(a) This Agreement will become effective when executed by the Parties and thereafter will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

(b) Neither this Agreement nor any of the rights, duties or obligations under this Agreement are assignable or transferable by a Party without the prior written consent of the other Party. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.

10.7 Third Party Beneficiaries

Except as otherwise expressly provided in this Agreement, the Parties do not intend that this Agreement benefit or create any legal or equitable right, remedy or cause of action in, or on

behalf of, any Person other than a Party and no Person, other than a Party, is entitled to rely on the provisions of this Agreement in any proceeding. Without limiting the generality of the foregoing, the consent of the Corporation, a Seller Indemnified Person (other than the Seller) or a Purchaser Indemnified Person (other than the Purchaser) is not required for any amendment or waiver of, or other modification to, this Agreement or any Transaction Document including any rights of indemnification to which such Person may be entitled.

10.8 Time of the Essence

Time is of the essence in this Agreement.

10.9 Expenses

Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, brokers, investment advisers, consultants and accountants) incurred in connection with this Agreement and the transactions contemplated herein are to be paid by the Party incurring such expenses.

10.10 Further Assurances

From time to time after the Closing, each Party will, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances and perform or cause to be performed such further and other acts or things as may be reasonably required to give effect to, and carry out the intent of, this Agreement and each of the Acquisition Documents.

10.11 Announcements

No press release or other public announcement with respect to this Agreement or any of the Acquisition Documents or any transaction contemplated therein is to be made by a Party unless and until the text of the announcement and the time and manner of its release have been approved by the other Party. However, if a Party is bound by Law to make a press release or other public announcement, such Party may do so, notwithstanding the failure of the other Party to approve same.

10.12 Counterparts

This Agreement may be executed in any number of separate counterparts (including by facsimile, email or other electronic means) and all such signed counterparts will together constitute one and the same agreement. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by facsimile or other means of recorded electronic transmission and such transmission (including in PDF form) shall constitute delivery of an executed copy of this Agreement to the receiving Party.

10.13 Language

The Parties confirm having requested that this Agreement, the Transaction Documents and all notices or other communications relating to them be drawn-up in the English language only. *Les Parties aux présentes confirment avoir requis que cette convention ainsi que tous les avis et autres communications s'y rapportant soient rédigés en langue anglaise seulement.*

[*Signature pages follow*]

IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement on the date first above written.

SUNSHINE PHARMA INC.

By: ______________________

Steve N. Slilaty, CEO

____

MOHAMED BELHAJ

INTERVENTION

The Corporation intervenes to this Agreement to acknowledge its obligations under this Share Purchase Agreement.

ATLAS PHARMA INC.

By: ______________________

Mohamed Belhaj, President

EXHIBIT A

Promissory Note

PROMISSORY NOTE

$450,000.00 CAD

January 1, 2018
Montreal, Quebec, Canada

FOR VALUE RECEIVED, Sunshine Biopharma, Inc., a Colorado corporation (the "Company"), promises to pay to Mr. Mohamed Belhaj ("Holder"), or its assigns, the principal amount of this Promissory Note, with interest thereon, or on the principal balance thereof, at the rate of Three Percent (3%) per annum, said principal amount or principal balance and all accrued or unpaid interest thereon (the "Principal Total") being payable on or before December 31, 2023 ("Maturity Date").

The following is a statement of the rights of Holder and the conditions to which this Promissory Note is subject, and to which Holder, by the acceptance of this Promissory Note, agrees:

1. Security. This Promissory Note is secured by all of the Atlas Pharma Inc. shares held by the Company.

2. Payments. The Company shall pay the Holder $10,000.00 CAD per calendar quarter which payment shall be applied to the accrued interest and the remainder to the principal. Each quarterly payment is due and payable on or before the last day of each calendar quarter with the first payment being due and payable on or before March 31, 2018. All payments under this Promissory Note shall be made by check payable to the Holder at the Holder's principal address set forth on the signature page hereof (or at such other place as the Holder hereof shall notify the Company in writing) or by bank wire transfer, in immediately available funds, to the account so specified by the Holder in lawful money of Canada. The Company may prepay the Principal Total of this Promissory Note at any time without penalty.

3. Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Promissory Note:

(a) *Failure to Pay.* If Company shall fail to pay, when due, any of the payments specified under Items 2 and 3 above and such payments shall not have been made within Thirty (30) days of Company's receipt of Holder's written notice to the Company of such failure to pay, in such event the entire principal shall start to accrue interest at the rate of Five Percent (5%) per annum.

(b) *Voluntary Bankruptcy or Insolvency Proceedings.* If the Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (iv) take any action for the purpose of effecting any of the foregoing.

(c) *Involuntary Bankruptcy or Insolvency Proceedings.* If proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking

liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced, and an order for relief entered in such proceeding shall not be dismissed or discharged within thirty (30) days of the entry of such an order.

4. Rights of Holder Upon Default. Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Holder may declare all outstanding obligations payable by Company hereunder to be immediately due and payable. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law.

5. Successors and Assigns. The rights and obligations of the Company and the Holder of this Promissory Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

6. Waiver and Amendment. Any provision of this Promissory Note may be amended, waived or modified upon the written consent of the Company and the Holder.

7. Notices. Any notice, request or other communication required or permitted hereunder shall be in accordance with this Promissory Note.

8. Governing Law. The descriptive headings of the several sections and paragraphs of this Promissory Note are inserted for convenience only and do not constitute a part of this Promissory Note. This Promissory Note and all actions arising out of or in connection with this Promissory Note shall be governed by and construed in accordance with the laws of the Province of Quebec (Canada), without regard to the conflicts of law provisions of the Province of Quebec or of any other jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be issued as of the date first written above.

SUNSHINE BIOPHARMA, INC.

By: ______________________________

Dr. Steve N. Slilaty, Chief Executive Officer

Holder

____

Mr. Mohamed Belhaj
2319 rue Trevet
Laval, Québec H7K1Y5
Canada
SIN: 291 093 987
Email: BELHAJMOHAMMED@HOTmail.Com.
Cell: 1-514-358-4546